Exhibit 10.33

Promissory note

$2,236,198	January 2, 2026

The undersigned The Elmet Group Co. (the “Borrower”), promises to pay to the order of Anania & Associates Investment Co. LLC (together with its successors and assigns, the “Lender”), the earlier of On Demand or on or before January 1, 2027 (the “Maturity Date”) the principal amount of Two Million Two Hundred Thirty Six Thousand One Hundred Ninety Eight Dollars ($2,236,198.00), together with interest as set forth below from the date hereof on the unpaid principal balance outstanding until the outstanding principal balance is paid in full. The principal balance outstanding from time to time hereunder shall bear interest at a per annum rate equal to 6%. All accrued and unpaid interest and principal shall be due and payable upon demand or at the Maturity Date.

Principal and interest shall be payable at the Lender’s main office or at such other place as the Lender may designate in writing in immediately available funds in lawful money of the United States of America without set-off, deduction or counterclaim. Interest shall be calculated on the basis of actual number of days elapsed and a 360-day year.

All payments made hereunder shall first be applied to interest then due and payable and any excess payment shall then be applied to reduce the principal amount. Upon payment in full of all principal and interest payable hereunder, the Lender shall surrender this Note to the Borrower for cancellation. This Note may be prepaid at any time without penalty.

This Note, including all accrued and unpaid interest, shall become immediately due and payable without notice or demand upon the occurrence at any time of any of the following events of default (individually, an “Event of Default” and collectively, “Events of Default”): (a) the Borrower files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or seeks the appointment of a custodian, receiver, trustee (or other similar official) of the Borrower or all or any substantial portion of the Borrower’s assets, or makes any assignment for the benefit of creditors or takes any action in furtherance of any of the foregoing, or fails to generally pay its debts as they become due; (b) an involuntary petition is filed, or any proceeding or case is commenced, against the Borrower (unless such proceeding or case is dismissed or discharged within 60 days of the filing or commencement thereof) under any bankruptcy, reorganization, arrangement, insolvency, adjustment of debt, liquidation or moratorium statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is applied or appointed for the Borrower or to take possession, custody or control of any property of the Borrower, or an order for relief is entered against the Borrower in any of the foregoing; or (c) the Borrower consummates a (A) a merger, consolidation, reclassification, recapitalization or other reorganization or business combination of the Borrower (it being understood that a transaction or a series of transactions involving additional cash investments in the Borrower shall not constitute an Event of Default); (B) a winding up, liquidation or dissolution of the Borrower; or (C) a sale, transfer, assignment, exchange or other disposition of any material properties or assets of the Borrower.

If pursuant to the terms of this Note, the Borrower is at any time obligated to pay interest on the principal balance at a rate in excess of the maximum interest rate permitted by applicable law for the debt evidenced by this Note, the applicable interest rate shall be immediately reduced to such maximum rate and all previous payments in excess of the maximum rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder.

The Borrower waives presentment, demand, protest, notice of intent to accelerate, notice of acceleration and all other notices of every kind in connection with the delivery, acceptance, performance or enforcement of this Note and assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral, and to the addition or release of any other party or person primarily or secondarily liable and waives all recourse to suretyship and guarantor defenses generally, including any defense based on impairment of collateral, if any.

Following the occurrence of an Event of Default, which has not been cured after notice as required under this Note, interest shall accrue at a rate per annum equal to the aggregate of 5.0% plus the rate provided for herein. If any payment due under this Note is unpaid for ten (10) days or more, the Borrower shall pay, in addition to any other sums due under this Note (and without limiting the Lender’s other remedies on account thereof), a late charge equal to the greater of $350.00 or 5.0% of such unpaid amount. In the event Lender is required to enforce the terms of this Note, Borrower shall be liable for all costs of collection, including but not limited to attorney’s fees and court costs.

This Note shall be binding upon the Borrower and upon its successors, assigns and legal representatives, and shall inure to the benefit of the Lender and its successors, endorsees and assigns.

The Borrower hereof authorizes the Lender to complete this Note if delivered incomplete in any respect. A photographic or other reproduction of this Note may be made by the Lender, and any such reproduction shall be admissible in evidence with the same effect as the original itself in any judicial or administrative proceeding, whether or not the original is in existence.

This Note shall be governed by the laws of the State of Maine.

Executed as an instrument under seal as of the date first above written.

BORROWER:

Anania & Associates Investment Co. LLC

By:	/s/ Peter V. Anania
Peter V. Anania, President